From:    Barry McNulty (news media)
414-221-2235
barry.mcnulty@wecenergygroup.com

Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

January 31, 2018

WEC Energy Group posts strong 2017 results

•	We Energies named America's most reliable electric utility

•	Introducing 2018 earnings guidance of $3.26 - $3.30 per share

MILWAUKEE - WEC Energy Group (NYSE: WEC) recorded net income based on generally accepted accounting principles (GAAP) of $1.20 billion or $3.79 per share for 2017. This compares to earnings of $939 million or $2.96 per share for 2016.

The 2017 results include earnings from recurring operations of $3.14 per share and the net impact of one-time, non-cash adjustments totaling 65 cents per share. These one-time adjustments reflect the application of the new tax law to the company's non-utility assets and to the assets of the parent company.

Adjusted earnings were $3.14 per share for 2017 versus adjusted earnings of $2.97 in 2016.

"These latest results reflect a disciplined focus on cost control, efficiency gains and executing on the fundamentals of our business," said Gale Klappa, chairman and chief executive officer.

For the fourth quarter of 2017, WEC Energy Group recorded net income based on GAAP of $432.6 million or $1.36 per share. This compares to earnings of $194.4 million or 61 cents per share for the fourth quarter of the previous year.

Results for the fourth quarter of 2017 include one-time, non-cash adjustments of 65 cents per share related to the new tax law. Excluding this amount, WEC Energy Group's adjusted earnings for the fourth quarter of 2017 were 71 cents per share. Comparable results for the fourth quarter of 2016 totaled 61 cents per share with no adjustments.

"On virtually every meaningful measure - from network reliability to customer satisfaction to community involvement - the company continued to perform at a high level during 2017," Klappa said.

We Energies, WEC Energy Group's largest utility, was recognized as the most reliable utility in America in 2017 and the best in the Midwest for the seventh year in a row by PA Consulting, an independent firm that analyzes data on electric outages, restoration times and service quality.

At the end of 2017, WEC Energy Group utilities were serving approximately 11,000 more electric and 20,000 more natural gas customers than at the same time a year ago.

For the full year, retail deliveries of electricity for the Wisconsin and Michigan utilities - excluding the iron ore mine in Michigan’s Upper Peninsula - were down by 1.6 percent. Residential electricity use decreased by 3.3 percent. Electricity consumption by small commercial and industrial customers declined by 1.4 percent.

Electricity use by large commercial and industrial customers - excluding the iron ore mine - decreased by 0.4 percent during 2017.

These decreases were driven by significantly cooler summer temperatures compared to the summer of 2016.

On a weather-normal basis for 2017, retail deliveries of electricity - excluding the iron ore mine - decreased by 0.4 percent. "We continue to work with our customers on the efficient use of electricity as they grow their businesses," Klappa said.

Natural gas deliveries in Wisconsin, excluding gas used for power generation, rose by 4.3 percent during 2017. On a weather-normal basis, natural gas deliveries grew by 3.7 percent during the year.

"The company is introducing 2018 earnings guidance in the range of $3.26 to $3.30 per share - in line with our long-term goal of growing earnings at a rate of 5 to 7 percent per year," Klappa said.

The tables below include a reconciliation of GAAP to adjusted earnings.

	Net income
	(millions)
	2017 Full Year	2016 Full Year
WEC Energy Group GAAP	$1,203.7	$939.0
Tax benefit related to Tax Cuts and Jobs Act of 2017	$(206.7)	—
Acquisition costs - pre-tax	—	$3.5
Tax impact of acquisition costs	—	$(1.4)
WEC Energy Group adjusted net income	$997.0	$941.1

	Earnings per share
	2017 Full Year	2016 Full Year
WEC Energy Group GAAP	$3.79	$2.96
Tax benefit related to Tax Cuts and Jobs Act of 2017	$(0.65)	—
Acquisition costs	—	$0.01
WEC Energy Group adjusted EPS	$3.14	$2.97

Diluted average shares outstanding (millions)	317.2	316.9

Consolidated revenue for the fourth quarter of 2017 totaled $2.06 billion. This compares with consolidated revenue of $1.96 billion in the fourth quarter of 2016.

	Net income
	(millions)
	2017 Q4	2016 Q4
WEC Energy Group GAAP	$432.6	$194.4
Tax benefit related to Tax Cuts and Jobs Act of 2017	$(206.7)	—
WEC Energy Group adjusted net income	$225.9	$194.4

	Earnings per share
	2017 Q4	2016 Q4
WEC Energy Group GAAP	$1.36	$0.61
Tax benefit related to Tax Cuts and Jobs Act of 2017	$(0.65)	—
WEC Energy Group adjusted EPS	$0.71	$0.61

Diluted average shares outstanding (millions)	317.2	316.7

Earnings per share listed in this news release are on a fully diluted basis.

Conference call

A conference call is scheduled for 1 p.m. Central time on Wednesday, Jan. 31. The call will review 2017 fourth-quarter and full-year earnings, and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen. Access the call at 844-840-1623 up to 15 minutes before it begins. The number for international callers is 631-625-3204. The conference ID is 4699428.

Conference call access also is available at wecenergygroup.com. Select ‘Fourth Quarter Earnings Release and Conference Call’ and then select ‘Webcast.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its fourth-quarter and full-year performance. The materials will be available at 6:30 a.m. Central time on Wednesday, Jan. 31.

Replay

A replay will be available on the website and by phone after the call. Access to the webcast replay will be available on the website approximately two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through Feb. 13, 2018. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 4699428.

Non-GAAP earnings measures

We have provided adjusted earnings (non-GAAP earnings) in this press release as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. Adjusted earnings exclude a one-time reduction in income tax expense related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017 as well as costs related to the acquisition of Integrys, neither of which is indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand WEC Energy Group's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.4 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has more than $31 billion of assets, 8,000 employees and 50,000 stockholders of record.

Forward-looking statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements.  Readers are cautioned not to place undue reliance on these statements.  Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings and future results.  In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should," “targets,” “will” or similar terms or variations of these terms.
Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in the company's service territories; timing, resolution and impact of rate cases and other regulatory decisions; the company’s ability to continue to successfully integrate the operations of its subsidiaries; availability of the company’s generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying weather conditions; continued industry consolidation; continued adoption of distributed generation by the company’s customers; energy conservation efforts; cyber-security threats and data security breaches; construction risks; equity and bond market fluctuations; changes in the company’s and its subsidiaries’ ability to access the capital markets; the impact of tax reform and any other legislative and regulatory changes, including changes to environmental standards; political developments; current and future litigation and regulatory investigations; changes in accounting standards; the financial performance of the American Transmission Company; goodwill and its possible impairment; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and "Risk Factors" contained in the company’s Form 10-K for the year ended Dec. 31, 2016 and in subsequent reports filed with the Securities and Exchange Commission. The company expressly disclaims any obligation to publicly update or revise any forward-looking information.

Tables follow

WEC ENERGY GROUP, INC.

CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Year Ended
	December 31		December 31
(in millions, except per share amounts)	2017	2016	2017	2016
Operating revenues	$2,055.0	$1,963.0	$7,648.5	$7,472.3

Operating expenses
Cost of sales	797.2	745.5	2,822.8	2,647.4
Other operation and maintenance	593.6	614.5	2,047.0	2,185.5
Depreciation and amortization	205.1	193.1	798.6	762.6
Property and revenue taxes	47.0	48.2	194.9	194.7
Total operating expenses	1,642.9	1,601.3	5,863.3	5,790.2

Operating income	412.1	361.7	1,785.2	1,682.1

Equity in earnings of transmission affiliate	31.4	38.8	154.3	146.5
Other income, net	19.4	8.2	64.6	80.8
Interest expense	105.3	102.6	415.7	402.7
Other expense	(54.5)	(55.6)	(196.8)	(175.4)

Income before income taxes	357.6	306.1	1,588.4	1,506.7
Income tax (benefit) expense	(75.3)	111.4	383.5	566.5
Net income	432.9	194.7	1,204.9	940.2

Preferred stock dividends of subsidiary	0.3	0.3	1.2	1.2
Net income attributed to common shareholders	$432.6	$194.4	$1,203.7	$939.0

Earnings per share
Basic	$1.37	$0.62	$3.81	$2.98
Diluted	$1.36	$0.61	$3.79	$2.96

Weighted average common shares outstanding
Basic	315.6	315.6	315.6	315.6
Diluted	317.2	316.7	317.2	316.9

Dividends per share of common stock	$0.520	$0.495	$2.080	$1.980

WEC ENERGY GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)	December 31,	December 31,
(in millions, except share and per share amounts)	2017	2016
Assets
Current assets
Cash and cash equivalents	$38.9	$37.5
Accounts receivable and unbilled revenues, net of reserves of $143.2 and $108.0, respectively	1,350.7	1,241.7
Materials, supplies, and inventories	539.0	587.6
Prepayments	210.0	204.4
Other	74.9	97.5
Current assets	2,213.5	2,168.7

Long-term assets
Property, plant, and equipment, net of accumulated depreciation of $8,618.5 and $8,214.6, respectively	21,347.0	19,915.5
Regulatory assets	2,803.2	3,087.9
Equity investment in transmission affiliate	1,553.4	1,443.9
Goodwill	3,053.5	3,046.2
Other	619.9	461.0
Long-term assets	29,377.0	27,954.5
Total assets	$31,590.5	$30,123.2

Liabilities and Equity
Current liabilities
Short-term debt	$1,444.6	$860.2
Current portion of long-term debt	842.1	157.2
Accounts payable	859.9	861.5
Accrued payroll and benefits	169.1	163.8
Other	553.6	388.9
Current liabilities	3,869.3	2,431.6

Long-term liabilities
Long-term debt	8,746.6	9,158.2
Deferred income taxes	2,999.8	5,146.6
Deferred revenue, net	543.3	566.2
Regulatory liabilities	3,718.6	1,563.8
Environmental remediation liabilities	617.4	633.6
Pension and OPEB obligations	397.4	498.6
Other	1,206.3	1,164.4
Long-term liabilities	18,229.4	18,731.4

Commitments and contingencies

Common shareholders' equity
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,574,624 and 315,614,941 shares outstanding, respectively	3.2	3.2
Additional paid in capital	4,278.5	4,309.8
Retained earnings	5,176.8	4,613.9
Accumulated other comprehensive income	2.9	2.9
Common shareholders' equity	9,461.4	8,929.8

Preferred stock of subsidiary	30.4	30.4
Total liabilities and equity	$31,590.5	$30,123.2

WEC ENERGY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Year Ended
	December 31
(in millions)	2017	2016
Operating activities
Net income	$1,204.9	$940.2
Reconciliation to cash provided by operating activities
Depreciation and amortization	798.6	762.6
Deferred income taxes and investment tax credits, net	271.7	493.8
Contributions and payments related to pension and OPEB plans	(120.5)	(28.7)
Equity income in transmission affiliate, net of distributions	(4.8)	(46.6)
Change in –
Accounts receivable and unbilled revenues	(86.4)	(180.7)
Materials, supplies, and inventories	49.3	100.0
Other current assets	(6.0)	103.1
Accounts payable	8.5	34.4
Other current liabilities	161.8	(20.8)
Other, net	(197.5)	(53.8)
Net cash provided by operating activities	2,079.6	2,103.5

Investing activities
Capital expenditures	(1,959.5)	(1,423.7)
Bluewater acquisition	(226.0)	—
Capital contributions to transmission affiliate	(109.6)	(42.3)
Proceeds from the sale of assets and businesses	24.0	166.3
Withdrawal of restricted cash from Rabbi trust for qualifying payments	19.5	26.6
Other, net	12.0	3.0
Net cash used in investing activities	(2,239.6)	(1,270.1)

Financing activities
Exercise of stock options	30.8	41.6
Purchase of common stock	(71.3)	(108.0)
Dividends paid on common stock	(656.5)	(624.9)
Issuance of long-term debt	435.0	400.0
Retirement of long-term debt	(154.5)	(306.0)
Change in short-term debt	584.4	(234.8)
Other, net	(6.5)	(13.6)
Net cash provided by (used in) financing activities	161.4	(845.7)

Net change in cash and cash equivalents	1.4	(12.3)
Cash and cash equivalents at beginning of year	37.5	49.8
Cash and cash equivalents at end of year	$38.9	$37.5